EXHIBIT 10.34

DIEDRICH COFFEE, INC.

CHIEF EXECUTIVE OFFICER

EMPLOYMENT AGREEMENT

This Chief Executive Officer Employment Agreement (“Agreement”) is entered into as of the 24th day of April, 2003 by and between Roger M. Laverty (“Executive”) and Diedrich Coffee, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and

WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.                                      Employment by the Company.

1.1                                 Title and Responsibilities.  Subject to terms set forth herein, the Company agrees to employ Executive in the position of president and chief executive officer and Executive hereby accepts employment effective as of April 29, 2003 (the “Effective Date”). During his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company.

1.2                                 Executive Position.  Executive will continue to serve in an executive capacity and shall perform such duties as are customarily associated with his title, consistent with the Bylaws of the Company and as reasonably required by the Company’s Board of Directors (the “Board”).

1.3                                 Company Employment Policies.  The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that if the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.4                                 Board of Directors.  On the Effective Date, Executive shall be appointed as a member of the Company’s Board of Directors to serve until the next annual meeting of stockholders.  Thereafter, he will stand for election with the other directors at the annual meeting of stockholders.

2.                                      Compensation.

2.1                                 Salary.  Executive shall receive for services to be rendered hereunder an annualized base salary of Three Hundred Thousand Dollars ($300,000.00), payable on a biweekly basis in accordance with the normal payroll practices of the Company (including deductions, withholdings and collections as required by law).  Executive will be considered for annual increases in base salary in accordance with Company policy and subject to review and approval by the Compensation Committee of the Board (the “Compensation Committee”).

2.2                                 Bonus.  Executive shall be eligible to participate in the Company’s executive level bonus plan throughout the duration of Executive’s employment with the Company.

(a)                                  Executive’s Performance.  The amount of Executive’s bonus will depend upon Executive’s performance with respect to certain measurable goals to be established in an executive bonus plan for each fiscal year to be developed by the Chief Executive Officer and other officers of the Company within sixty (60) days after the beginning of such fiscal year and then approved by the Compensation Committee no later than ninety (90) days after the beginning of such fiscal year.

(b)                                 Company Profitability.  The amount of Executive’s bonus will also depend on attainment by the Company of its planned financial objectives for the bonus year.

(c)                                  Determination of Bonus.  The amount of Executive’s bonus will be determined after the close of the Company’s fiscal year and after the Company has received its audited financial statement for such fiscal year.  To be eligible to receive a bonus, Executive must remain in employment with the Company throughout the entire fiscal year.

(d)                                 No Guaranteed Bonus.  Notwithstanding the foregoing, no bonus is guaranteed to Executive.  Any bonus is subject to the approval of the Board, which retains the authority to review, grant, deny or revise any bonus in its sole discretion.

(e)                                  Target Bonus.  The target bonus for Executive shall be fifty percent (50%) of his base salary.  At Executive’s election, any bonus payable to Executive may be paid in whole or in part through a grant of shares of the Company’s common stock.

(f)                                    Withholding.  Any cash bonus paid to Executive shall be subject to such withholdings as may be required by law.

2.3                                 Stock Options.  The Company will grant Executive options to purchase 200,000 shares of common stock of the Company pursuant to the terms and subject to the conditions set forth in the Stock Option Plan and Agreement with Roger M. Laverty (the “Laverty Option Plan”) to be entered into concurrently herewith.  These options will vest 25% annually on each anniversary of the Effective Date until all options have been vested.  This option grant will be subject to stockholder approval, which will be sought at the annual meeting to be held before the end of this calendar year.

2.4                                 Automobile Allowance.  Executive will be entitled to an automobile allowance equal to Twelve Hundred Fifty Dollars ($1250) per month, paid on a biweekly basis, in reimbursement of all expenses associated with the operation, maintenance and use of a vehicle for business purposes.

2.5                                 Standard Company Benefits and Vacation.  Executive shall be entitled to those benefits provided to the Company’s executives generally and for which he is eligible pursuant to the terms and conditions of the relevant plans.  Executive shall be entitled to four (4) weeks of paid vacation per year.

2.6                                 Business Expenses.  The Company shall promptly reimburse Executive for all reasonable and necessary business expenses incurred by Executive in connection with the business of the Company and the performance of his duties under this Agreement, subject to Executive providing the company with reasonable documentation thereof.

2.7                                 Excise Tax.  If any payments or transfers of property to be made to Executive hereunder are subject, in whole or in part, to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (“the Excise Tax”) and application of Section 280G of such Code, can be avoided by an appropriate stockholder vote, pursuant to Section 280G(b)(5)(A) of the Code, the Company and Executive agree that, if requested by Executive at least 15 days prior to the date that proxy materials are first submitted to the Securities and Exchange Commission or mailed to stockholders, the Company will (i) include in any such proxy materials information appropriate to submit the benefits provided to Executive under this Agreement to stockholder vote and (ii) recommend approval of any such proposal.

3.                                      Confidential Information, Rights and Duties.

3.1                                 Agreement.

(a)                                  Confidential Information.

(i)                                     Executive specifically agrees that he shall not at any time, either during or subsequent to the term of his employment with the Company, in any fashion, form or manner, either directly or indirectly, unless expressly consented to in writing by the Company, use, divulge, disclose or communicate to any person or entity any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company, including, but not limited to: the Company’s sales and marketing methods, programs and related data, or other written records used in the Company’s business; the Company’s computer processes, programs and codes; the names, addresses, buying habits or practices of any of its clients or customers; compensation paid to other employees and independent contractors and other terms of this employment or contractual relationships; or any other confidential information of, about or concerning the business of the Company, its manner of operations, or other data of any kind, nature or description.  The parties to this Agreement hereby stipulate that, as between them, the above information and items are important, material and confidential trade secrets that affect the successful conduct of the Company’s business and its good will, and that any breach of any term of this section is a material breach of this Agreement.  All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists or other written and graphic records, and the like, including tangible or intangible computer programs, records and data, affecting or relating to the business of the Company, which the Executive might prepare, use, construct, observe, posses or control, shall be and shall remain the Company’s sole property.

(ii)                                  For purposes of this Agreement, the term “confidential information” shall not include any information that:  (A) has been made public by the Company (other than by acts of Executive in violation of this Agreement or other obligation of confidentiality); (B) is developed by Executive independently of any information the Executive learns in the course of fulfilling his duties hereunder; or (C) Executive is legally compelled to disclose; provided that (1) Executive is advised by written opinion of the Executive’s counsel, who shall be reasonably satisfactory to the Company, that he is legally required to disclose such information and (2) Executive notifies the Company of such proposed disclosure in as far in advance of its disclosure as is practicable and uses his best efforts to obtain assurances that confidential treatment will be accorded to such information.

(b)                                 Non-Interference.  Any wrongful interference with the Company’s business, property, confidential information, trade secrets, clients, customers, employees or independent contractors by the Executive or any of Executive’s agents during or after the term of Executive’s employment shall be treated and acknowledged by the parties as a material breach of this Agreement.  If such interference occurs at a time that Executive is employed by the Company, such interference shall be grounds for the Company to terminate Executive for Cause.

3.2                                 Remedies.  Executive’s duties under this Section 3 shall survive termination of Executive’s employment with the Company.  Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of this Section 3 would be inadequate, and Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

4.                                      Outside Activities.

4.1                                 Activities.  Except with the prior written consent of the Board, Executive will not during his employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor.  Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.  It is acknowledged by Company and Executive that Executive is currently a member of three non-profit and one for-profit (First Coastal Bancshares) outside Boards of Directors which the Executive has represented do not and will not materially interfere with the performance of his duties hereunder and that such positions will continue and are deemed approved by the Company.

4.2                                 Investments and Interests.  Executive agrees not to acquire, assume or participate in, directly or indirectly, any material position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

4.3                                 Non-Competition.  During his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company.

5.                                      Termination Of Employment.

5.1                                 Termination With or Without Cause.

(a)                                  At-Will Employment.  Executive’s relationship with the Company is at-will.  The Company shall have the right to terminate Executive’s employment with the Company at any time with or without Cause and with or without notice.

(b)                                 Definition of Cause.  For purposes of this Agreement and the Laverty Option Plan, “Cause” is defined as the occurrence of one or more of the following:  (i) Executive is convicted of or pleads guilty or nolo contendere to a felony or any crime involving moral turpitude, (ii) Executive breaches this Agreement or any Agreement entered into with the Company in a manner that materially and adversely affects the Company, (iii) willful misconduct which materially and adversely impacts the Company, or (iv) Executive fails, after receipt of written notice and after receiving a period of at least fifteen (15) days following such notice, to follow the direction of the Board of Directors and perform his obligations hereunder.

(c)                                  Termination for Cause. If Executive is terminated with Cause, the Company shall pay Executive the compensation and benefits otherwise payable to Executive under Section 2.1 through the date of termination.  Executive’s rights under the Company’s benefit plans of general application shall be determined under the provisions of those plans.  All other compensation from and after such termination shall cease (except for those benefits that must be continued pursuant to applicable law or by the terms of such benefit plans), and Executive shall not be entitled to any severance pay or other payment or compensation whatsoever upon such termination.

5.2                                 Voluntary Termination; Death or Disability.

(a)                                  Voluntary Termination.  Executive may voluntarily terminate his employment with the Company at any time, after which no further compensation will be paid to Executive, except as specifically set forth herein.

(b)                                 Death or Disability.  The Executive’s employment under this Agreement shall terminate immediately and without notice by the Company upon the death or disability of the Executive.  In the event of Executive’s termination due death or disability, he will not be entitled to severance pay, pay in lieu of notice or any other such compensation.  For purposes of this Agreement and the Laverty Option Plan, the Executive will be deemed to have a disability if he becomes physically or mentally incapacitated or disabled or otherwise unable to fully discharge his duties hereunder for a period of 60 consecutive calendar days or for 120 days in any 360-day period.

(c)                                  No Severance Pay.  In the event of Executive’s death or disability or if Executive voluntarily terminates his employment other than due to a Constructive Termination, he will not be entitled to severance pay, pay in lieu of notice or any other such compensation.

(d)                                 Definition of Constructive Termination.  For purposes of this Agreement and the Laverty Option Plan, “Constructive Termination” shall mean any one of the following events which occurs on or after the Effective Date of this Agreement: (i) reduction of the Executive’s annual base salary; (ii) a material reduction in Executive’s duties or a reduction in Executive’s title; (iii) a relocation of Executive’s office to a location outside of Los Angeles County or Orange County, California;  (iv) any material breach by the Company of its obligations under this Agreement; or (v) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

5.3                                 Severance Benefits.

(a)                                  Severance Payment.  In the event the Company terminates Executive’s employment without Cause or if Executive terminates his employment due to a Constructive Termination, and provided that Executive timely executes a release as described in Section 8 hereof, Executive shall be entitled to a severance payment equal to:  (i) 25% of Executive’s then existing base salary (exclusive of bonus or any other benefits) if such termination occurs prior to the date that is 180 days after the Effective Date; (ii) 50% of Executive’s then existing base salary (exclusive of bonus or any other benefits) if such termination occurs after the date that is 180 days after the Effective Date and prior to the first anniversary of the Effective Date; or (iii) 100% of Executive’s then existing base salary (exclusive of bonus or any other benefits) if such termination occurs after the first anniversary of the Effective Date.

(b)                                 Stock Options.  In the event the Company terminates Executive’s employment without Cause or if Executive terminates his employment due to a Constructive Termination, Executive’s outstanding stock options shall be treated as provided in the documents governing such stock option grants.

(c)                                  Healthcare Coverage.  If Executive has been employed by the Company for more than one year, he may elect to continue his medical coverage under COBRA.  Assuming Employee exercises his right to continued medical benefits in accordance with COBRA, the Company will pay the premiums for Executive’s COBRA coverage as they become due (including the premiums for any dependent coverage he elects), until the earlier of:  (i) the date Executive accepts full time employment and/or becomes covered under another plan; (ii) the date he is otherwise no longer eligible for COBRA coverage; or (iii) twelve (12) months after the effective date of separation.  This Section 5.3(c) shall not apply if Executive’s employment is terminated due to death or disability.

5.4                                 Cessation.  If Executive violates any provision of Sections 3, 7 or 8 of this Agreement, any severance payments or other benefits being provided to Executive will cease immediately, and Executive will not be entitled to any further compensation from the Company.

6.                                      Change Of Control.

6.1                                 Definition of Change of Control.  For purposes of this Agreement and the Laverty Option Plan, Change of Control means the occurrence of any of the following: (i) a sale of all or substantially all of the assets of the Company to any other person or entity (other than an affiliate of the Company); (ii) a merger or consolidation involving the Company in which the Company is not the surviving corporation and the stockholders of the Company immediately prior to the completion of such transaction hold, directly or indirectly, less than fifty percent

(50%) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or comparable successor rules) of the securities of the surviving corporation (excluding any stockholders who possessed a beneficial ownership interest in the surviving corporation prior to the completion of such transaction); or (iii) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions (excluding any Affiliate of the Company or any employee benefit plan, or related trust, sponsored or maintained by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors.

6.2                                 Change of Control Termination.  Notwithstanding Section 5.3(a) to the contrary, in the event Executive’s employment with the Company terminates other than (a) for Cause or (b) due to death, disability or voluntary termination by the Executive, and such termination occurs sixty (60) days prior to or twelve (12) months after such Change of Control (a “Change of Control Termination”), then Executive shall be eligible to receive, upon timely execution of a release as described in Section 8 hereof, (i) a severance payment in cash equal to 100% of Executive’s then existing base salary (exclusive of bonus or any other benefits) and (ii) the benefits set forth in the Laverty Option Plan.

7.                                      Noninterference.

While employed by the Company, and for two (2) years immediately following the termination date of Executive’s employment, Executive agrees not to interfere with the business of the Company.

7.1                                 Employees.  Executive shall not solicit, attempt to solicit, induce, or otherwise cause any employee of the Company to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any competitor of the Company.

7.2                                 Customers.  Executive shall not directly or indirectly solicit (for a business competitive with the Company) the business of any customer of the Company which at the time of termination or one (1) year immediately prior thereto was listed on the Company’s customer list.

8.                                      Release.

In exchange for the benefits and other consideration under this Agreement to which Executive would not otherwise be entitled, Executive shall enter into and execute a release substantially in the form attached hereto as Exhibit A (the “Release”) upon his termination of employment.  Unless the Release is executed by Executive and delivered to the Company within twenty-one (21) days after the termination of Executive’s employment with the Company, Executive shall not receive any severance benefits provided under this Agreement or under the Laverty Option Plan.  Additionally, unless the Release is executed by Executive and delivered to the Company within twenty-one (21) days after the termination of Executive’s employment with the Company (and such release is not revoked), any acceleration of Executive’s options as provided in the Laverty Option Plan shall not be effective.

9.                                      General Provisions.

9.1                                 Notices.  Any notices provided hereunder or in the Laverty Option Plan must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile transmission) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

9.2                                 Severability.  Whenever possible, each provision of this Agreement or the Laverty Option Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the Laverty Option Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement or the Laverty Option Plan, as the case may be, will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein or therein.

9.3                                 Waiver.  If either party should waive any breach of any provisions of this Agreement or the Laverty Option Plan, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement or the Laverty Option Plan.

9.4                                 Complete Agreement.  This Agreement, together with the Laverty Option Plan, constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement and supersedes any prior agreement written or otherwise between Executive and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and it cannot be modified or amended except in a writing signed by an officer of the Company.

9.5                                 Counterparts.  This Agreement and the Laverty Option Plan may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement or plan.

9.6                                 Headings.  The headings of the sections hereof and of the Laverty Option Plan are inserted for convenience only and shall not be deemed to constitute a part hereof or thereof nor to affect the meaning thereof.

9.7                                 Successors and Assigns.  This Agreement and the Laverty Option Plan are intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder or thereunder and he may not assign any of his rights hereunder or thereunder without the written consent of the Company.

9.8                                 Attorney Fees.  If either party hereto brings any action to enforce his or its rights hereunder or under the Laverty Option Plan, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.

9.9                                 Arbitration.  To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) and the Laverty Option Plan or their respective enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration before a single arbitrator held in Irvine, California and conducted by Judicial Arbitration & Mediation Services/Endispute (“JAMS”), under its then-existing Rules and Procedures.  The parties shall be entitled to conduct adequate discovery, and they may obtain all remedies available to the parties as if the matter had been tried in court.  The arbitrator shall issue a written decision which specifies the findings of fact and conclusions of law on which the arbitrator’s decision is based.  Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  Unless otherwise required by law, the arbitrator will award reasonable expenses (including reimbursement of the assigned arbitration costs) to the prevailing party.  Nothing in this Section 9.9 or in this Agreement or the Laverty Option Plan is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

9.10                           Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement or the Laverty Option Plan will be governed by the law of the State of California as applied to contracts made and to be performed entirely within California, excluding the rules on conflicts of law.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

DIEDRICH COFFEE, INC.		EXECUTIVE

By:	/s/ Paul C. Heeschen	By:	/s/ Roger M. Laverty
	Paul C. Heeschen		Roger M. Laverty
Chairman of the Board

EXHIBIT A

RELEASE AGREEMENT

I understand that my position with Diedrich Coffee, Inc. (the “Company”) terminated effective                          (the “Separation Date”).  The Company has agreed that if I choose to sign this Agreement, the Company will pay me severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Chief Executive Officer Employment Agreement entered into as of the      day of                              between myself and the Company and the Laverty Stock Option Agreement and Plan.  I understand that I am not entitled to this severance payment unless I sign this Agreement. I understand that in addition to this severance, the Company will pay me all of my accrued salary and vacation, to which I am entitled by law regardless of whether I sign this release.

In consideration for the severance payment I am receiving under this Agreement, I agree not to use or disclose any of the Company’s proprietary information without written authorization from the Company, to immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control, and to release the Company and its current and former officers, directors, agents, attorneys, employees, shareholders, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are known or unknown, arising at any time prior to the date I sign this Agreement.  This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of compensation.  This release is not intended to release any claims I have or may have against any of the released parties for (a) indemnification as a director, officer, agent or employee under applicable law, charter document or agreement, (b) severance and other termination benefits specifically provided for in my employment agreement and the Laverty Option Plan which constitute a part of the consideration for this release, (c) health or other insurance benefits based on claims already submitted or which are covered claims properly submitted in the future, (d) vested rights under pension, retirement or other benefit plans, or (e) in respect of events, acts or omissions occurring after the date of this Release Agreement.  In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”).  I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled.  I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Agreement; (b) I should consult with an attorney prior to executing this release, (c) I have twenty-one (21) days within which to consider this release

(although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following the execution of this release to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by me and by the Company (“Effective Date”).

This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein.  This Agreement may only be modified by a writing signed by both me and a duly authorized officer of the Company.

I accept and agree to the terms and conditions stated above:

Roger M. Laverty